Exhibit 99.1


KEYSPAN                                                                    NEWS
-------------------------------------------------------------------------------
KeySpan Corporation                                       For Immediate Release

Contacts:         Investors                               Media Relations
                  George Laskaris                         Ed Yutkowitz
                  718.403.2526                            718.403.2523


           KeySpan Increases 5 Year Credit Facilities to $1.5 Billion
           ----------------------------------------------------------



Brooklyn, New York, June 28, 2005 - KeySpan Corporation (NYSE: KSE) announced today that it closed on a five year credit facility of $920 million. This facility replaces an existing $660 million, 3-year facility due June 2006.


The Company now has credit facilities, totaling $1.5 billion, with $580 million (reduced from $640 million) due June 2009 and the remaining $920 million due June 2010. The credit facilities will continue to support the Company's commercial paper program for ongoing working capital needs. The facility was over-subscribed with 15 banks participating.

"We are very pleased with the market's positive reception to our credit facility," said Gerald Luterman, Executive Vice President and Chief Financial Officer. "This facility further confirms KeySpan's corporate strategy, while enhancing its strong credit and liquidity position."


--------------------------------------------------------------------------------

A member of the Standard & Poor's 500 Index, KeySpan Corporation (NYSE:KSE) is the largest distributor of natural gas in the Northeast, operating regulated gas utilities in New York, Massachusetts, and New Hampshire that serve 2.6 million customers. These customer-focused businesses are complemented by a portfolio of service companies that offer energy-related products, services, and solutions to homes and businesses. KeySpan is also the largest electric generator in New York State, with approximately 6,650 megawatts of generating capacity that provides power to 1.1 million customers of the Long Island Power Authority (LIPA) on Long Island and supplies approximately 25 percent of New York City's capacity needs. KeySpan also operates LIPA's transmission and distribution system under contract to LIPA. In addition to these assets, KeySpan has strategic investments in pipeline transportation, distribution, storage, and production. KeySpan has headquarters in Brooklyn, New England, and Long Island. For more information, visit KeySpan's web site at www.keyspanenergy.com.